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                                                                    Exhibit 99.1





AD-HOC-ANNOUNCEMENT OF CARRIER1 INTERNATIONAL S.A.

Luxembourg, March 13, 2002 - as announced by ad-hoc-announcement of February 22, 2002, Carrier1 International S.A. has petitioned for bankruptcy with the Luxembourg court of competent jurisdiction.

By a decision dated the same day, the Luxembourg Court declared Carrier1 International S.A. in bankruptcy (etat de faillte) and appointed Maitre Alain Rukavina, Avocat, as official receiver (Curateur).

The same day, Mr. R. Michael McTighe resigned his employment by Carrier1 UK Ltd. as, inter alia CEO of Carrier1 International S.A.

As announced by Carrier1 International S.A. in its ad-hoc-announcement of February 12, 2002, the receiver also expects the company to be liquidated in the course of the bankruptcy proceedings and does not expect there to be any recovery for the shareholders.

The receiver has applied to the Deutsche Borse AG to suspend the listing of the shares of Carrier1 International S.A. on the Neuer Markt of the Frankfurt Stock Exchange as of March 28, 2002, and to transfer its listing to the Regulated Market as of April 2, 2002.

In addition, the receiver seeks to further reduce the costs connected with a listing on a stock exchange and intends to file for a total delisting of the company's shares from the Regulated Market.